UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 1, 2005
(Date of earliest event reported)

Inland American Real Estate Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland	333-122743	34-2019608
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2901 Butterfield Road
Oak Brook, Illinois 60523
(Address of Principal Executive Offices)

(630) 218-8000
(Registrant's telephone number including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing in intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Amended Current Report on Form 8K/A amends the Current Report on Form 8-K/A filed with the Commission on November 4, 2005. This Amended Current Report corrects the reporting of information under Section 8 - Other Events, Item 8.01 - Other Events to reporting under Section 2 - Financial Information, Item 2.01 - Completion of Acquisition or Disposition of Assets.

Section 2 – Financial Information

Item 2.01  Completion of Acquisition or Disposition of Assets

Our joint venture, Minto Builders (Florida), Inc., referred to herein as MB REIT, acquired the following properties on the dates indicated below:

Windemere Village; Houston, Texas

On November 1, 2005, MB REIT purchased, from an unaffiliated third party, Windemere-Eldridge, L.P., a fee simple interest in an existing retail center in Houston, Texas for a cash purchase price of approximately $8.8 million. The center contains approximately 25,200 of gross leasable square feet.

Eldridge Town Center; Houston, Texas

On November 2, 2005, MB REIT purchased from an unaffiliated third party, Eldridge-FM 1969 Ltd., a fee simple interest in an existing retail center in Houston, Texas for a cash purchase price of approximately $21.5 million. The center contains approximately 71,778 of gross leasable square feet (excluding ground lease space).

NTB Eldridge; Houston; Texas

On November 2, 2005, MB REIT purchased from an unaffiliated third party, A-S 58 1960-Eldridge, L.P., a fee simple interest in a ground lease property in Houston, Texas for a cash purchase price of approximately $1.0 million.

McKesson Distribution Center; Conroe, Texas

On November 2, 2005, MB REIT purchased from an unaffiliated third party, Conroe Distribution BTS, L.P., a fee simple interest in a freestanding distribution facility in Conroe, Texas for a cash purchase price of approximately $9.8 million. The building contains approximately 161,600 of gross leasable square feet.

Section 9 - Financial Statements and Exhibits

Item 9.01.  Financial Statements, ProForma Financial Information and Exhibits

(a)

Financial Statements

Audited financial statements will be filed for Windemere Village, Eldridge Town Center and NTB Eldridge as part of the New Quest Properties Portfolio under Rule 3-14 of the Securities and Exchange Commission Regulation S-X.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND AMERICAN REAL ESTATE TRUST, INC.

By:	/s/ Lori J. Foust
Name:	Lori J. Foust
Title:	Treasurer and Principal Accounting Officer
Date:	December 22, 2005